UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 29, 2005

NOVADEL PHARMA INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incoporation)		Identification No.)

25 Minneakoning Road
Flemington, New Jersey 08822
(Address of principal executive offices)  (Zip Code)

(908) 782-3431
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On November 29, 2005 NovaDel Pharma Inc. (the “Company”) entered into a Confidential Separation Agreement and General Release (the “Separation Agreement”) and a Consulting Agreement (the “Consulting Agreement”) with Gary Shangold, M.D. Dr. Shangold is the current Chief Executive Officer of the Company, who, as previously reported on September 2, 2005, has been notified by the Company that his employment agreement with the Company will not be extended at the end of its term on December 22, 2005.

Pursuant to the Separation Agreement, the Company will pay to Dr. Shangold a separation payment of $150,000, pay Dr. Shangold’s COBRA health insurance premium less any active employee contribution for up to one year from December 23, 2005, enter into the Consulting Agreement with Dr. Shangold, and permit Dr. Shangold’s 100,000 stock options issued pursuant to the Nonqualified Stock Option and Incentive Stock Option Agreements, dated January 24, 2005, to vest as if Dr. Shangold were still an employee of the Company for as long as he provides consulting services to the Company pursuant to the Consulting Agreement and, in the event that the Consulting Agreement expires at the end of one year, to allow the 33,334 stock options that would otherwise vest on January 24, 2007, to vest on the expiration date of the Consulting Agreement. The Company will extend the post-termination exercise period applicable to Dr. Shangold’s vested options (other than non-plan options) to a date that is 90 days after the termination of the Consulting Agreement. In exchange for the Company’s agreement to provide the aforementioned consideration to Dr. Shangold, Dr. Shangold will release the Company from any and all claims he may have against the Company. In addition, Dr. Shangold will refrain from competition with the Company until the later of June 22, 2007 or 6 months after termination of the Consulting Agreement.

Pursuant to the Consulting Agreement, the Company will retain Dr. Shangold as an independent contractor to provide the Company with consulting services related to the drug regulatory and approval process. The Company will pay to Dr. Shangold an amount equal to $2,500 per day worked, with a minimum guaranteed payment of $25,000 per month in which he provides service to the Company regardless of whether the Company has requested his services for ten (10) days during the month, provided that the Company need not pay the entire $25,000, but rather an amount for days worked at the per day rate, for any month in which the Company requested 10 or more days of service and Dr. Shangold was unavailable to provide his services after good faith efforts by both parties to accommodate the scheduling of services. In addition, the Company will reimburse Dr. Shangold for expenses incurred in the performance of these services. The Consulting Agreement will commence on December 23, 2005 and will continue for a period of 1 year, unless terminated earlier in accordance with the terms of the Consulting Agreement. The Consulting Agreement may be extended by mutual consent of the parties.

The descriptions of the Separation Agreement and the Consulting Agreement above are not complete and are qualified in their entirety by reference to the full text of the Separation Agreement and the Consulting Agreement. Copies of the Separation Agreement and the Consulting Agreement are filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K and are incorporated in this Item 1.01 by reference.

Item 9.01.   Financial Statements and Exhibits.

(d)   Exhibits.

10.1	Confidential Separation Agreement and General Release between NovaDel Pharma Inc. and Gary Shangold, M.D. dated as of November 29, 2005

10.2	Consulting Agreement between NovaDel Pharma Inc. and Gary Shangold, M.D. dated as of November 29, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc. By: /s/ Jean W. Frydman ————————————————— Name: Jean W. Frydman Title: Vice President and General Counsel

Date:  December 2, 2005

EXHIBIT INDEX

Exhibit     Description

10.1	Confidential Separation Agreement and General Release between NovaDel Pharma Inc. and Gary Shangold, M.D. dated as of November 29, 2005

10.2	Consulting Agreement between NovaDel Pharma Inc. and Gary Shangold, M.D. dated as of November 29, 2005

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